Prospectus Supplement dated March 11, 2011 (To prospectus dated November 26, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-170848

15,069,990 American Depositary Shares
(Representing 15,069,990 Shares of Class D Common Stock)

YPF Sociedad Anónima

Pursuant to this prospectus supplement and the prospectus dated November 26, 2010, Repsol YPF S.A. (“Repsol”), as a selling shareholder, has agreed to sell an aggregate of 15,069,990 American Depositary Shares (“ADSs”), at a price of U.S.$42.40 per share, to certain investors, each ADS representing one share of our Class D common stock, Ps.10 par value per share.

The total proceeds, before expenses, to Repsol were approximately $638,967,576. Repsol has agreed to pay to Raymond James Argentina S.B.S.A., as a financial adviser, a fee of 1.2% of the aggregate sale proceeds from 13,772,820 of the ADSs sold to certain of the investors. We will not receive any proceeds from the ADSs sold by Repsol.

The ADSs trade on the New York Stock Exchange (“NYSE”) under the symbol “YPF.” On March 10, 2011, the last reported sale price of the ADSs was U.S.$51.93 per ADS on the NYSE. Our Class D shares trade on the Buenos Aires Stock Exchange (“BASE”) under the symbol “YPFD.” On March 10, 2011, the last reported sale price of our Class D shares was Ps.220.00 per share on the BASE.

Investing in our ADSs involves significant risks. See “Risk Factors” in our prospectus dated November 26, 2010 and in our report on Form 6-K as furnished to the Securities and Exchange Commission on February 24, 2011, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus dated November 26, 2010. Any representation to the contrary is a criminal offense.

Delivery of the ADSs is expected to occur between March 17 and March 21, 2011.